Registration No. 333-72408
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       to
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                             DUQUESNE LIGHT COMPANY
             (Exact name of registrant as specified in its charter)


        Pennsylvania                                   25-0451600
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                                 411 Seventh Avenue
                           Pittsburgh, Pennsylvania 15219
                                   (412) 393-6000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               David R. High, Esq.
                       Vice President and General Counsel
                                    DQE, Inc.
                               411 Seventh Avenue
                         Pittsburgh, Pennsylvania 15219
                                 (412) 393-1143

           (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                   Copies to:

       J. Anthony Terrell, Esq.                  M. Douglas Dunn, Esq.
       Catherine C. Hood, Esq.                  Robert B. Williams, Esq.
       Thelen Reid & Priest LLP           Milbank, Tweed, Hadley & McCloy LLP
         40 West 57th Street                    1 Chase Manhattan Plaza
       New York, New York 10019                    New York, NY 10005
            (212) 603-2000                           (212) 530-5000

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.


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                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  LIST OF EXHIBITS.

         Reference is made to the Exhibit Index on page II-3 hereof, such
Exhibit Index being incorporated by such reference in this Item 16.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, and Commonwealth of Pennsylvania, on May 10, 2002.

                                            Duquesne Light Company
                                            (Registrant)


                                             BY: /s/ Victor A. Roque
                                                --------------------------------
                                                     Victor A. Roque, President

         Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities indicated on May 10, 2002.

                 SIGNATURE                       TITLE
                 ---------                       -----

   /s/ Victor A. Roque
   ------------------------------------          PRESIDENT AND DIRECTOR
       VICTOR A. ROQUE                           (PRINCIPAL EXECUTIVE OFFICER)

   /w/ Frosina C. Cordisco
   ------------------------------------          VICE PRESIDENT AND TREASURER
       FROSINA C. CORDISCO                       (PRINCIPAL FINANCIAL OFFICER)

   /s/  Stevan R. Schott
   ------------------------------------          VICE PRESIDENT AND CONTROLLER
        STEVAN R. SCHOTT                         (PRINCIPAL ACCOUNTING OFFICER)


   FRANK A. HOFFMANN, MORGAN K. O'BRIEN          DIRECTORS
   AND ALEXIS TSAGGARIS


   BY:  /s/ Frosina C. Cordisco
      --------------------------------
            FROSINA C. CORDISCO
            ATTORNEY-IN-FACT


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                             DUQUESNE LIGHT COMPANY
                            POST-EFFECTIVE AMENDMENT
                            TO REGISTRATION STATEMENT
                                   ON FORM S-3
                                   -----------


                                  EXHIBIT INDEX

Exhibit
  No.       Description and Method of Filing
-------     --------------------------------

1.2(a)      Underwriting Agreement used with respect to         Filed herewith.
            the Company's First Mortgage Bonds, Series O

1.2(b)      Underwriting Agreement used with respect            Filed herewith.
            to the Company's First Mortgage Bonds,
            Series P